Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated January 13, 2016, with respect to shares of common stock of Neothetics, Inc., a Delaware Corporation, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on their behalf this 13th day of January, 2016.

Ervington Investments Limited

By:	/s/ Maria Damianou
Name: Maria Damianou
Title: Director

Greenleas International Holdings Ltd.

By:	/s/ Chrystalla Komodromou Stylla
Name: Chrystalla Komodromou Stylla
Title: on behalf of Thackeray Investments Limited
Director

Harmony Trust Settlement

By:	/s/ Dimitris Ioannidis
Name: Dimitris Ioannidis
Title: Director of A. Corp-Trustee Limited, Trustee